Exhibit 3.95

CERTIFICATE OF ORGANIZATION

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Chapter 490 of the Iowa Business Corporation Act and pursuant to Chapter 489 of the Revised Uniform Limited Liability Company Act, a Plan of Conversion was approved by the Board of Directors and the Sole Shareholder of OHI (IOWA), INC., an Iowa corporation (the “Corporation”), approving the conversion of the Corporation to an Iowa limited liability company to be known as OHI (IOWA), LLC. The undersigned, being duly authorized to execute and file this Certificate of Organization for record with the Iowa Secretary of State, hereby certifies that the following is adopted as the Certificate of Organization of OHI (IOWA), LLC.

ARTICLE I

The name of the limited liability company is OHI (Iowa), LLC.

ARTICLE II

The street address of the limited liability company’s initial registered office is 505 5th Avenue, Suite 729, Des Moines, Iowa 50309, and the name of the initial registered agent at that address is Corporation Service Company.

ARTICLE III

The effective date and time of this certificate is the date and time of filing.

[Signature Page Follows]

Signed this 24th day of February, 2015.

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Organizer

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